Exhibit 33.14

Situs Holdings, LLC 101 Montgomery Street, Suite 2250 San Francisco, CA 94104 Phone: 415.374.2820 Fax: 415.374.2704

Certification Regarding Compliance with Applicable Servicing Criteria

1.	Situs Holdings, LLC (the “Company” or “Situs”), is responsible for assessing compliance with the servicing criteria applicable to it in Item 1117, 1119, 1122(d)(3)(i)(A-B) and 1122(d)(4)(vii) of Regulation AB, as of and for the year ended December 31, 2016 (the “Reporting Period”), as set forth in Appendix A hereto. The deals covered by this report include deals in which Situs acted in the capacity of Operating or Trust Advisor, as listed in Appendix B;

2.	Situs used the criteria set forth in Item 1122(d)(3)(i)(A-B) and Item 1122(d)(4)(vii) of Regulation AB (defined in Appendix A) to assess the compliance with the applicable servicing criteria;

3.	Pursuant to Item 1117 of Regulation AB (defined in Appendix A), the Company has determined that there are no pending legal proceedings or proceedings by governmental authorities against the Company that are material to security owners of the deals as listed in Appendix B;

4.	Pursuant to Item 1119 of Regulation AB (defined in Appendix A), the Company has determined that there are no affiliate relationships, as defined in paragraph 230.405 of Item 1119, that currently exist, or existed within the past two years, between Situs Holdings, LLC and any of the named Servicers, Special Servicers, Trustees, or Originators included in the deals as listed in Appendix B;

5.	During the reporting period, there were five loans within the deals listed in Appendix B referred to Special Servicing, however there were no loss mitigation or recovery actions initiated, conducted, or concluded during the reporting period that would require action as the Operating Advisor. Therefore, Situs did not perform any Operating or Trust Advisor activities related to Item 1122(d)(4)(vii) of Regulation AB;

6.	Situs has complied in all material aspects, with the applicable servicing criteria as of December 31, 2016 and for the Reporting Period with respect to the deals listed in Appendix B taken as a whole;

7.	Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on Situs’ assessment of compliance with the applicable servicing criteria for the Reporting Period.

Situs Holdings, LLC

February 28, 2017

By:	/s/ George Wisinewski
George Wisniewski
Executive Managing Director

Situs Holdings, LLC 101 Montgomery Street, Suite 2250 San Francisco, CA 94104 Phone: 415.374.2820 Fax: 415.374.2704

APPENDIX A to Management’s Assertion

SERVICING CRITERIA

Reference	Criteria
Item 1117	Describe briefly any legal proceedings pending against the sponsor, depositor, trustee, issuing entity, servicer contemplated by Item 1108(a)(3) of this Regulation AB, originator contemplated by Item 1110(b) of this Regulation AB, or other party contemplated by Item 1100(d)(1) of this Regulation AB, or of which any property of the foregoing is the subject, that is material to security holders. Include similar information as to any such proceedings known to be contemplated by governmental authorities.

Item 1119

(a) Describe if so, and how, the sponsor, depositor or issuing entity is an affiliate (as defined in §230.405 of this chapter) of any of the following parties as well as, to the extent known and material, if so, and how, any of the following parties are affiliates of any of the other following parties:

(1) Servicer contemplated by Item 1108(a)(3) of this Regulation AB.

(2) Trustee.

(3) Originator contemplated by Item 1110 of this Regulation AB.

(4) Significant obligor contemplated by Item 1112 of this Regulation AB.

(5) Enhancement or support provider contemplated by Items 1114 or 1115 of this Regulation AB.

(6) Any other material parties related to the asset-backed securities contemplated by Item 1100(d)(1) of this Regulation AB.

(b) Describe whether there is, and if so the general character of, any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in on arm’s length transaction with an unrelated third party, apart from the asset-backed securities transaction, between the sponsor, depositor or issuing entity and any of the parties in paragraphs

(a)(1) through (a)(6) of this section, or any affiliates of such parties, that currently exists or that existed during the past two years and that is material to an Investor’s understanding of the asset-backed securities.

(c) Notwithstanding paragraph (b) of this section, describe, to the extent material, any specific relationships involving or relating to the asset-backed securities transaction or the pool assets, including the material terms and approximate dollar amount involved, between the sponsor, depositor or issuing entity and any of the parties in paragraphs (a)(1) through (a)(6) of this section, or any affiliates of such parties, that currently exists or that existed during the past two years.

Item 1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information calculated in accordance with the terms specified in the transaction agreements; (C) Are filed with the Commission as required by its rules and regulations; and (D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and [1]number of pool assets serviced by the servicer.

Item 1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g. forbearance plans, modifications and deeds in lieu of foreclosure, foreclosure and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the a transaction agreements.

[1]	Parts C and D of this criteria are not applicable to the servicing activities performed by Situs as Operating Advisor.

Situs Holdings, LLC 101 Montgomery Street, Suite 2250 San Francisco, CA 94104 Phone: 415.374.2820 Fax: 415.374.2704

APPENDIX B

Operating or Trust Advisor CMBS Transactions
Securitization	Servicing Agreement Date
CGCMT 2012-GC8	1-Sep-12
CGCMT 2013-GC15	1-Sep-13
CGCMT 2014-GC19	1-Mar-14
CGCMT 2015-SSHP	9-Mar-15
CGCMT 2015-GC29	1-Apr-15
CGCMT 2015-GC33	1-Sep-15
COMM 2012-CCRE3	1-Oct-12
COMM 2013-CCRE13	1-Dec-13
COMM 2014-CCRE18	1-Jun-14
COMM 2014-LC15	1-Mar-14
COMM 2014-UBS5	1-Sep-14
FORT CRE 2016-1	31-Aug-16
GSMS 2012-GCJ7	1-Jun-12
GSMS 2013-GCJ12	1-May-13
GSMS 2013-GCJ16	1-Nov-13
GSMS 2014-GC24	1-Sep-14
GSMS 2015-GS1	1-Nov-15
MSBAM 2012-C5	1-Jul-12
MSBAM 2012-C6	1-Oct-12
MSBAM 2013-C7	1-Jan-13
MSBAM 2013-C8	1-Feb-13
MSBAM 2013-C11	1-Aug-13
MSBAM 2013-C13	1-Dec-13
MSBAM 2014-C15	1-Apr-14
MSBAM 2014-C16	1-Jun-14
MSBAM 2015-C21	1-Feb-15
MSBAM 2015-C27	1-Nov-15
MSCI 2015-UBS8	1-Dec-15
RAIT 2015-FL4	22-May-15
UBSBB 2013-C5	1-Feb-13
WFCM 2014-LC16	1-Jun-14